Exhibit 99.1

Nevada Gold Announces Election of William J. Sherlock as Chairman of the Board

HOUSTON, November 2, 2009 – Nevada Gold & Casinos, Inc. (NYSE Amex: UWN) announced today that William J. Sherlock has been appointed chairman of the board of directors, effective immediately. Joseph Juliano, the Company’s previous chairman resigned from the board of directors today, for personal reasons.

“We are honored to have Bill now lead the board and look forward to having his support and guidance while we continue to grow the Company. On behalf of Nevada Gold, I thank Joseph for his service and wish him well.” said Robert Sturges, CEO of Nevada Gold.

Mr. Sherlock has been a director of Nevada Gold since October 2007. Mr. Sherlock is a hospitality and casino industry veteran of 35 years. From 1997 to 2000 he was Chief Operating Officer and from 2000 to 2006 he was Chief Executive Officer of Foxwoods Resort & Casino in Mashantucket, Connecticut, one of the world’s largest casinos. He currently serves as a Board member of Foxwoods Development Company and acts as a gaming consultant.

Mr. Juliano's resignation was not as a result of any disagreement with management, the board or the Company's auditors.

Forward-Looking Statements
This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold
Nevada Gold & Casinos, Inc. (NYSE Amex: UWN) of Houston, Texas is a developer, owner and operator of gaming facilities in Colorado, Washington and the southeastern United States. The Colorado Grande Casino in Cripple Creek, Colorado, the Crazy Moose Casino in Pasco, Washington, the Coyote Bob’s Roadhouse Casino in Kennewick, Washington and the Crazy Moose Casino in Mountlake Terrace, Washington are wholly owned and operated by Nevada Gold. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. The Company also has a management contract with Oceans Casino Cruises, Inc., owner of SunCruz Casinos, the largest day cruise casino company in the United States. For more information, visit www.nevadagold.com.

CONTACT:

Nevada Gold & Casinos, Inc.
Robert B. Sturges, CEO or Jim Kohn, CFO
(713) 621-2245

or

ICR
Don Duffy
(203) 682-8200